Exhibit 10.10

Department of the Treasury – Internal Revenue Service

CLOSING AGREEMENT ON FINAL DETERMINATION

COVERING SPECIFIC MATTERS

Pursuant to Section 7121 of the Internal Revenue Code of 1986, as amended (the “Code”), (1) Inland Western Retail Real Estate Trust, Inc. (EIN: 42-1579325), having an address of 2901 Butterfield Road, Oak Brook, IL 60523 (the “Trust”); (2) Inland Real Estate Investment Corporation (EIN: 36-3337999), having an address of 2901 Butterfield Road, Oak Brook, IL 60523 (the “Advisor”) (the Trust and the Advisor collectively the “Taxpayers”); and (3) the Commissioner of the Internal Revenue Service (the “Commissioner”) make the following closing agreement (the “Agreement”):

WHEREAS:

A. The Trust elected to be taxed as a real estate investment trust (“REIT”) within the meaning of Code Section 856(a) and is organized under the laws of Maryland;

B. The Trust elected to be taxed as a REIT under Code Section 856(c)(1) effective with its initial tax year ending December 31, 2003;

C. The Trust adopted a dividend reinvestment plan (“DRIP”) under which it allowed shareholders in the Trust to elect to receive distributions from the Trust in additional shares of the Trust (“DRIP Shares”), rather than in cash;

D. The Taxpayers represent that during the Trust’s tax years ending December 31, 2004 and December 31, 2005 and the period beginning January 1, 2006 through April 30, 2006 (the “Relevant Period”), the Trust declared daily distributions so that each outstanding share of the Trust accrued a daily distribution but only actually distributed such accrued distributions declared in a particular calendar month approximately ten days following the close of such month;

E. The Taxpayers represent that during the Relevant Period, the Trust’s shareholders who elected to receive distributions from the Trust under the DRIP (the “DRIP Shareholders”) and the shareholders who received cash distributions from the Trust (the “Cash Shareholders”) all received their distributions from the Trust approximately ten days after the end of the calendar month in which such distributions were declared and accrued;

F. The Taxpayers represent that although the DRIP Shareholders did not receive their DRIP Shares during the Relevant Period until approximately ten days after the close of the relevant calendar month, they were treated as accruing additional distributions on such shares as if they had actually been distributed on the first day following the close of the relevant calendar month, while the Cash Shareholders did not accrue any additional distributions with respect to the cash to be distributed to them during the Relevant Period during the periods between the ends of the calendar months and the dates they received their cash distributions;

G. The Taxpayers represent that the value of the accruals received by the DRIP Shareholders during the Relevant Period with respect to the periods commencing one day after the end of a calendar month and ending on the date approximately ten days later when the Cash Shareholders received their cash distributions for such calendar month approximately $359,000 for all of the Relevant Period;

H. The Taxpayers represent that the administration of the DRIP during the Relevant Period as described in the preceding Clauses E and F may have resulted in the DRIP Shareholders having received preferential dividends within the meaning of Code Section 562(c) (the “DRIP Potential Preferential Dividends”) because the administration of the DRIP could be characterized as resulting in (1) the DRIP Shareholders having received their distributions for a particular calendar month earlier than the Cash Shareholders having received their distributions for such calendar month, and (2) the DRIP Shareholders having begun to accrue additional distributions from the Trust upon their receipt of DRIP Shares, while the Cash Shareholders were unable to invest their cash distributions until they received them approximately ten days later;

I. The Taxpayers represent that in April 2006 they amended the manner in which the DRIP was administered (the “2006 DRIP Amendment”) so that the additional shares distributed to DRIP Shareholders are distributed to them on the same day that the Trust distributes cash to the Cash Shareholders and are not treated as outstanding prior to such date;

J. The Taxpayers represent that the 2006 DRIP Amendment corrected the manner of administration of the DRIP that created the DRIP Potential Preferential Dividends issue;

K. The Taxpayers represent that they: (a) did not intend that the Trust distribute preferential dividends, as defined in Code section 562(c), during the Tax Years, and (b) were not aware of the DRIP Potential Preferential Dividends issue until December 2010 when the Trust’s tax advisor conducted tax due diligence in anticipation of the Trust’s listing and potential offering of shares;

L. In January 2011 the Taxpayers voluntarily disclosed the DRIP Potential Preferential Dividends issue to the Commissioner before it was discovered by the Commissioner;

M. In recognition of their potential liabilities to the Commissioner as a result of the DRIP Potential Preferential Dividends issue, the Taxpayers have approached the Commissioner seeking to resolve any and all liabilities to the Commissioner arising from such issue;

N. The Taxpayers and the Commissioner wish to avail of this Agreement to remove any uncertainty in respect of the Trust’s compliance with Code Sections 857(a)(1) and 857(b)(2)(B) as a result of the DRIP Potential Preferential Dividends issue; and

O. The Taxpayers and the Commissioner desire to enter into this Agreement covering specific matters.

NOW THEREFORE, IT IS HEREBY DETERMINED AND AGREED for Federal income tax purposes that:

1. Upon execution of this Agreement, the Advisor, on behalf of the Trust, shall pay to the Commissioner (a) the principal sum of $50,000, plus (b) interest on such $50,000 computed as if such amount were tax using the interest rate(s) set forth in Code Section 6621(a)(2), which interest shall be computed from the following dates:

(a)	from March 15, 2005 on $25,000; and

(b)	from March 15, 2006 on $25,000.

Such interest shall accrue until the entire $50,000 principal amount and accrued interest (including any interest on the interest that might accrue) is paid in full.

2. The amount due under this Agreement, including all accrued interest, is hereafter known as the “Compliance Fee.”

3. The term “interest” as used in this Agreement is used solely to define the amount of the Compliance Fee described. The “interest” component of the Compliance Fee shall not be considered interest for federal income tax purposes.

4. The payment of the Compliance Fee shall be made by certified check or cashiers’ check payable to the United States Treasury and delivered to Internal Revenue Service, Large Business and International, Executive Assistant (Technical) to the Industry Director, Financial Services, 290 Broadway, 12th Floor, New York, NY 10007.

5. Although the Advisor has agreed to pay the Compliance Fee, this Agreement does not absolve the Trust of liability for the Compliance Fee. If the Advisor does not pay the Compliance Fee, then the Trust is required to pay the Compliance Fee.

6. The Compliance Fee need not be assessed in order to be properly collected.

7. Upon execution of this Agreement by the Taxpayers and the Commissioner and the full payment of the Compliance Fee, the terms and administration of the DRIP will not result in the Trust’s dividends paid during the tax years 2004, 2005 and 2006 (the “Tax Years”) being treated as preferential dividends as defined in Code section 562(c).

8. The Trust will not be assessed any additional tax, interest or penalties for any portion of the Relevant Period as a result of the DRIP Potential Preferential Dividends issue.

9. The Compliance Fee is not deductible or otherwise amortizable or recoverable for Federal tax purposes by the Taxpayers in any taxable year.

10. The Compliance Fee is not refundable, or subject to credit or offset, for Federal tax purposes under any circumstances.

11. No portion of the Compliance Fee shall be considered as gross income to the Trust or any shareholder of the Trust.

12. Any reimbursements made to the Advisor for its payment of the Compliance Fee shall be considered gross income to the Advisor.

13. The Trust will not reimburse the Advisor for the Advisor’s payment of the Compliance Fee, and the Advisor will not seek any reimbursement of any portion of the Compliance Fee from the Trust.

14. Except as expressly provided herein, no determination is made concerning the tax consequences of any aspect of the organization and operation of the Trust during the Relevant Period.

15. This Agreement constitutes a resolution under the Code of the specific matters discussed herein. No inference is intended with respect to whether this resolution satisfies other Federal law.

16. Each of the parties hereto has had the opportunity to be represented or assisted by counsel in the negotiation and preparation of this Agreement. The parties agree that this Agreement is to be construed as jointly drafted. Accordingly, this Agreement will be construed according to the fair meaning of its language, and the rule of construction that ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

17. Any inspection of records during the consideration of this Agreement does not preclude or impede, pursuant to Code § 7605(b) or any administrative provisions adopted by the Internal Revenue Service, a later examination of a return or inspection of records with respect to any tax year needed to resolve any issue outside the scope of this Agreement.

The remainder of the page is intentionally blank.

This Closing Agreement is final and conclusive except:

a.	The matter it relates to may be reopened in the event of fraud, malfeasance, or misrepresentation of material fact;

b.	It is subject to Code sections that expressly provide that effect be given to their provisions (including any stated exception for Code § 7122) notwithstanding any other law or rule of law; and

c.	If it relates to any taxable period ending after the date that this Agreement is executed by all parties, it is subject to any law enacted after the Agreement date that applies to that taxable year.

By signing this closing agreement, the parties certify that they have read and agreed to the terms of this document.

Inland Western Retail Real Estate Trust, Inc.

By:	/s/ Steven P. Grimes	Date Signed: 6/1/11

Name:	Steven P. Grimes

Title:	President and CEO

Inland Real Estate Investment Corporation

By:	/s/ Roberta S. Matlin	Date Signed: 6/1/11

Name:	Roberta S. Matlin

Title:	Senior Vice President

Commissioner of Internal Revenue

By:	/s/ Jolanta Sander	Date Signed: 6/17/11

Name:	Jolanta Sander

Title:	Director, Field Operations

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